UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 20, 2013

POLYMER GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina		28269
(Address of Principal Executive Offices)		(Zip Code)

(704) 697-5100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 20, 2013, the Board amended the Company's Bylaws to increase the size of the Board by one seat and elected Christine St.Clare as a director to fill the vacancy created by the increase. Ms. St.Clare will serve until the 2013 annual meeting of stockholders of the Company, her successor is duly elected and qualified, or her earlier resignation or removal, in accordance with the Company's Bylaws. Ms. St.Clare is the founder and president of St.Clare Advisors, LLC, a firm she founded after retiring from KPMG LLP, where she worked for 35 years. The Board established an audit committee to be chaired by Ms. St.Clare. The other members of the audit committee are Mark Burgess and Jason Giordano.

Ms. St.Clare will be compensated in accordance with the Company's standard compensation program for directors. Ms. St.Clare will receive an annual retainer of $75,000, payable in four equal installments on the date of each quarterly scheduled Board meeting. As chair of the audit committee, Ms. St.Clare will also receive an additional $10,000 annually. Ms. St.Clare will be reimbursed for out-of-pocket expenses incurred in connection with attending Board meetings, in accordance with the Company's standard reimbursement policies for directors. Finally, Ms. St.Clare will receive an annual grant of options to acquire common stock of Scorpio Holdings Corporation, the Company's parent company, which is designed to target a value after vesting of $60,000 and which vests annually over a 3 year period so long as Ms. St.Clare continues to serve on the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC

Date: February 25, 2013	/s/ Dennis E. Norman
Dennis E. Norman
Executive Vice President and Chief Financial Officer

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